WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 9

                         Supplement Dated April 18, 2002
                      To Prospectus Dated November 14, 2001

         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 9 dated November 14, 2001, and the single-page supplement to prospectus dated November 14, 2001. The single-page supplement is not for use in all states. All other supplements are superseded.

TABLE OF CONTENTS

                                                                            Page
Status of Series 9 Offering....................................................1
Local Limited Partnership Investments..........................................1


STATUS OF SERIES 9 OFFERING

     Series 9 is now offering a maximum of 25,000 Units on the terms set forth in the prospectus. As of the date hereof, Series 9 has received subscriptions in the amount of $2,055,000 (2,055 Units). Of the total, $151,500 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

     Series 9 has identified for acquisition or acquired interests in:

     o    Byhalia Estates, L.P., a Mississippi limited partnership;
     o    Mendota I, L.P., an Illinois limited partnership;
     o    Parker Estates, L.P., a Mississippi limited partnership; and
     o Preservation Partners III Limited Partnership, an Illinois limited partnership.

These entities are referred to herein as local limited partnerships.

     o    Byhalia owns the Byhalia Estates Apartments in Byhalia, Mississippi;
     o Mendota I owns the Kingsfield Apartments in Plano, Illinois, the Morris Family Apartments in Morris, Illinois, and the Westridge Family Apartments in Mendota, Illinois;
     o Parker Estates owns the Parker Estates Apartments in Sunflower, Mississippi; and
     o Preservation Partners III owns the Monmouth Manor Apartments in Monmouth, Illinois.

         WNC & Associates, Inc. believes that Series 9 is reasonably likely to acquire or retain an interest in the local limited partnerships identified herein. However, Series 9 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 9. Series 9 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 9 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 9.

         The following tables contain information concerning the local limited partnerships identified herein and their respective properties:

----------------------------------------------------------------------------------------------------------------------
                                         ESTIMATED    ESTIMATED                              PERMANENT
              PROJECT                    CONSTRUC-    DEVELOPMENT                            MORTGAGE     ANTICIPATED
LOCAL         NAME AND                   TION         COST         NUMBER OF     BASIC       LOAN         AGGREGATE
LIMITED       NUMBER        LOCATION     COMPLETION   (INCLUDING   APARTMENT     MONTHLY     PRINCIPAL    TAX CREDITS
PARTNERSHIP   OF BUILDINGS  OF PROPERTY  DATE         LAND COST)   UNITS         RENTS       AMOUNT       (1)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
BYHALILA      Byhalia       Byhalia      June 2002    $1,006,000   8 1BR Units   $355        $539,500     $349,330
              Estates       (Marshall                              17 2BR Units  $385        RD (3)
              Apartments    County),
                            Mississippi                                                      $204,535
              7  buildings                                                                   RD (3)
              (2)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
MENDOTA I     Kingsfield    Plano        July 2002    $1,133,000   9 1BR Units   $394        $303,243     $568,320
              Apartments    (Kendall                               12 2BR Units  $429        AB (4)
                            County),                               3 3BR Units   $464
                            Illinois                                                         $409.359
              2 buildings                                                                    RD (5)
              (2)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
MENDOTA I     Morris        Morris       July 2002    $2,422,000   23 1BR Units  $422-$440   $352,907     $1,207,770
              Family        (Grundy                                20 2BR Units  $469-$471   AB (6)
              Apartments    County),                               5 3 BR Units  $518-$522
                            Illinois                                                         $1,135,766
              5 buildings                                                                    RD (5)
              (2)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
MENDOTA I     Westridge     Mendota      July 2002    $1,013,000   9 1BR Units   $338        $212,504     $536,100
              Family        (LaSalle                               12 2 BR Units $378        AB (6)
              Apartments    County),                               3 3 BR Units  $418
                            Illinois                                                         $394,035
              3  buildings                                                                   RD (5)
              (2)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
PARKER        Parker        Sunflower    August 2002   $1,423,000  4 1BR Units   $440        $682,000     $469,330
ESTATES       Estates       (Sunflower                             24 2BR Units  $452        RD (3)
              Apartments    County),                               4 3BR Units   $465
                            Mississippi                                                      $327,600
              8  buildings                                                                   RD (3)
              (2)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
PRESERVATION  Monmouth      Monmouth     July 2002    $1,428,000   16 1BR Units  $300        $268,046     $827,130
PARTNERS III  Manor         (Warren                                16 2BR Units  $322        IHDA (7)
              Apartments    County),
                            Illinois                                                         $533,013
              4  buildings                                                                   RD (3)
              (2)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------

1. Low income housing tax credits are available over a 10-year period. In the first credit year, Series 9 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 9 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2.   This is a rehabilitation property.

3. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

4. Amcor Bank will provide the first mortgage loan for a term of 20 years at an interest rate of 8% per annum. Principal and interest will be payable monthly based on a 40-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

5. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 40-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

                                       2

6. Amcor Bank will provide the first mortgage loan for a term of 20 years at an interest rate of 8.5% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

7. Illinois Housing Development Agency will provide the mortgage loan for a term of 30 years at an interest rate of 1% per annum. Principal and interest will be payable monthly based on a 590-month amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

Byhalia (Byhalia): Byhalia is in Marshall County, Mississippi on U.S. Highway 78 approximately 20 miles southeast of Memphis, Tennessee. The population is approximately 10,000. The major employers for Byhalia residents are Thomas & Betts Corp. (electrical components), Hunter Fan (electric fans), and Gen/Havea Tampa Co. (cosmetics).

Plano (Mendota - Kingsford Apartments): Plano is in Kendall County, Illinois approximately 50 miles southwest of Chicago on U.S. Highway 34. The population is approximately 5,000. The major employers for Plano residents are Plano Molding Company, Menards (retail), and Walmart.

Morris (Mendota - Morris Family Apartments): Morris is in Grundy County, Illinois on Interstate Highway 80, approximately 60 miles southwest of Chicago. The population of Morris is approximately 12,000. The major employers for Morris residents are Commonwealth (title company), Walmart and Morris Hospital.

Mendota (Mendota - Westridge Apartments): Mendota is in LaSalle County, Illinois near the intersection of U.S. Highways 34 and 52, approximately 100 miles southwest of Chicago. The population of Mendota is approximately 7,200. The major employers for Mendota residents are RR Donnelley (printer), Mendota Community Hospital and Plano Molding Company.

Sunflower (Parker Estates): Sunflower is in Sunflower County, Mississippi near the intersection of U.S. Highway 82 and State Highway 3, approximately 80 miles northwest of Jackson. The population is approximately 1,250. The major employers for Sunflower residents are Modern Line Products (lawn mowers), Delta Pride (catfish processing) and Ruleville Manufacturing (outerwear).

Monmouth (Preservation Partners III): Monmouth is in Warren County, Illinois near the intersection of U.S. Highways 67 and 34 approximately 10 miles west of Galesburg. The population is approximately 10,500. The major employers for Monmouth residents are Farmland Foods, Warren Achievement Center and Monmouth College.

-----------------------------------------------------------------------------------------------------------------
                                          LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                     GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL      PROPERTY     PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 9's CAPITAL
PARTNERSHIP     PARTNER      MANAGER (1)  FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION (6)
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
BYHALIA         SEMC, Inc.   Southeastern $41,883        Series 9:       99.98/.01/.01        $244,482
                (7)          Management                  Greater of      30/70
                             Company,                    $1,500 or 15%
                             Inc. (8)                    LGP: 70% of
                                                         the balance
                                                         The balance:
                                                         30/70
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
MENDOTA I       Affordable   Professional  $123,003      Series 9: $750  99.98/.01/.01        $403,426
(Kingsfield)    Housing      Property                    LGP: 70% of     30/70
                Development  Management,                 the balance
                Fund,        LLC (10)                    The balance:
                Inc. (9)                                 30/70
--------------|                           |------------- --------------- -------------------- -------------------
MENDOTA I                                  $254,835      Series 9:       99.98/.01/.01        $917,722
(Morris)                                                 Greater of      30/70
                                                         $1,000 or 15%
                                                         LGP: 70% of
                                                         the balance
                                                         The balance:
                                                         30/70
--------------|                           |------------- --------------- -------------------- -------------------
MENDOTA I                                  $110,661      Series 9: $750  99.98/.01/.01        $380,555
(Westridge)                                              LGP: 70% of     30/70
                                                         the balance
                                                         The balance:
                                                         30/70
---------------|------------ ------------|-------------- --------------- -------------------- -------------------

                                                            3

-----------------------------------------------------------------------------------------------------------------
                                          LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                     GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL      PROPERTY     PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 9's CAPITAL
PARTNERSHIP     PARTNER      MANAGER (1)  FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION (6)
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
PARKER          SEMC, Inc.   Southeastern $53,618        Series  9:      99.98/.01/.01        $328,465
ESTATES         (7)          Management                  Greater of      30/70
                             Company,                    $2,500 or 15%
                             Inc. (8)                    LGP: 70% of
                                                         the balance
                                                         The balance:
                                                         30/70
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------
PRESERVATION    Affordable   Professional $69,500        Series 9:       99.98/.01/.01        $578,875
PARTNERS III    Housing      Property                    Greater of      30/70
                Development  Management,                 $1,000 or 15%
                Fund,        LLC, (10)                   LGP: 70% of
                Inc. (9)                                 the balance
                                                         The balance:
                                                         30/70
--------------- ------------ ------------ -------------- --------------- -------------------- -------------------

1. Each local limited partnership will employ either its local general partner or an affiliate of its local general partner, or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

2. Each local limited partnership will pay its local general partner or an affiliate of its local general partner fees for various services, including organization, development, land acquisition, syndication, and the like.

3. Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 9 and the local general partner of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee.

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of
     (i) Series 9, (ii) WNC Housing, L.P., an affiliate of WNC & Associates, Inc. which is the special limited partner, and (iii) the local general partner.

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 9, and (ii) the local general partner. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 9 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 9 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 9 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. SEMC, Inc., a Mississippi corporation, has developed 15 low income housing properties since 1997. Operating deficit and tax credit guarantees will be provided by Bobby Little, vice president of Southeastern Management Company, Inc. Mr. Little , age 67, has represented to Series 9 that he had a net worth in excess of $1,500,000 as of August 2001.

8. Since 1997, Southeastern Management Company, Inc., a Mississippi corporation, has managed 15 low income housing properties consisting of 538 units.

9. Affordable Housing Development Fund, Inc. is an Illinois nonprofit corporation which was organized in 1997 for the purpose of developing and preserving affordable housing projects throughout the Midwest. The property is being developed by Star Development, LLC whose principals are Michael Moore and Marylou Moore. The Moores have been involved with multi-family housing properties for 14 years. Star-Holdings of Illinois, LLC will be the guarantor of the project. Star-Holdings of Illinois, LLC has represented to Series 9 that it had a net worth in excess of $6,000,000 as of December 31, 2000.

                                       4

10. Professional Property Management, LLC is an Illinois corporation which was formed in 1987. The principal of Professional Property Management, LLC is Michael Moore. Professional Property Management, LLC has approximately 6,400 units of affordable multi-family housing under management, 2,400 of which are tax credit units.

























                                       5